UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2007

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On February 7, 2007, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and twelve months ended December 31, 2006.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 7, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: February 7, 2007	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES RECORD 2006
QUARTERLY EARNINGS IN LINE WITH GUIDANCE

Flanders, NJ, February 7, 2007 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the fourth quarter and year ended December 31, 2006.

Highlights for the fourth quarter include:

-  Revenue of $54.5 million, aided by strong logic business
-  Operating income of 19 percent of revenues as Rudolph continues to operate within the
   Company's long-term operating model of 18 to 25 percent
-  Earning per share at $0.29
-  Cash and marketable securities increased $13.6 million to $106.2 million

Highlights for the 2006 year include:

-  Revenue of $201.2 million (includes August Technology results from February 16, 2006)
-  Successfully integrated August Technology merger

Discussing the fourth quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer commented, "We are pleased that we were able to meet our previously stated guidance in a rather difficult period in which we experienced order push outs and cancellations. The well-publicized weakness in the back-end market continues to impact our results; however, our front-end logic business picked up nicely in the quarter allowing us to report peak 2006 quarterly earnings. I am also pleased to report that the integration of August Technology exceeded all our performance objectives. This merger was, in my estimation, a clear case of 1 + 1 equaling 3. We now have attained the scope and scale necessary to be increasingly important to our customers and to become a consolidator in our space."

The Company's fourth quarter revenue totaled $54.5 million, a 6% decrease compared to $58.2 million for the third quarter of 2006. During the fourth quarter, international sales represented approximately 67% of revenue while domestic sales accounted for 33%. In the 2006 third quarter, international sales represented approximately 73% of revenue and domestic sales accounted for 27%. Approximately 69% of the Company's fourth quarter tool revenue was from 300mm product sales.

Fourth quarter net income totaled $8.4 million, or $0.29 per share, compared to $8.1 million, or $0.28 per share for the 2006 third quarter. The Company reported net income of $206 thousand, or $0.01 per share, in the 2005 fourth quarter.

Fourth quarter gross margin was 51% and was negatively impacted by 1% due to purchase accounting adjustments. The 2006 third quarter gross margin was 53%. The decrease in margin was primarily due to product mix and lower revenue volumes.

Research and development (R&D) expenses for the fourth quarter totaled $7.4 million, compared to $7.5 million in the third quarter of 2006. As a percentage of revenue, R&D was 14% of revenue in the 2006 fourth quarter compared to 13% in the 2006 third quarter. The decrease in R&D in absolute dollars was primarily due to cost containment initiatives. The Company anticipates that first quarter 2007 spending on R&D will be approximately 15% to 16% of revenue.

Selling, general and administrative (S,G&A) expenses totaled $9.3 million in both the fourth and third quarters of 2006. S,G&A was 17% of revenue in the fourth quarter of 2006, and 16% in the 2006 third quarter. The Company expects that S,G&A will be approximately 18% to 19% of revenue in the first quarter of 2007.

The fourth quarter effective tax rate was 24% primarily due to the retroactive reinstatement of the research tax credit by the U.S. federal government in the fourth quarter 2006. Also contributing to the lower tax rate was the utilization of foreign subsidiary net operating loss carryovers.

Balance Sheet Strength

At December 31, 2006, the Company's cash and marketable securities totaled $106.2 million, an increase of $13.6 million from the balance at September 30, 2006. Working capital increased $19.4 million from September 30, 2006 to $200.4 million as of December 31, 2006.

Outlook

The Company is anticipating the current near term weakness in the industry to continue particularly in the back-end market and is forecasting revenue for the first quarter ending March 31, 2007 to be between $46 million and $50 million. The Company is expecting earnings per share to be between $0.17 and $0.20 in the 2007 first quarter.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the first quarter of 2007, increases in customer orders and bookings, future growth of our business, and the overall market environment. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected, or the effects of purchase accounting, when finalized, may be different from the company's expectations; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems and (15) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	December 31,	December 31,
	2006	2005 (Audited)
ASSETS
Current assets
Cash and marketable securities	$ 106,193	$ 80,807
Accounts receivable, net	65,373	26,046
Inventories	55,433	30,073
Prepaid expenses and other assets	9,745	3,093
Total current assets	236,744	140,019
Net property, plant and equipment	16,882	8,599
Intangibles	182,577	21,873
Other assets	4,283	9,510
Total assets	$ 440,486	$ 180,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 18,966	$ 9,952
Other current liabilities	17,338	4,773
Total current liabilities	36,304	14,725
Non-current liabilities	11,306	742
Total liabilities	47,610	15,467
Stockholders' equity	392,876	164,534
Total liabilities and stockholders' equity	$ 440,486	$ 180,001

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In 000's except per share amounts) - (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005 (Audited)

Revenues	$ 54,462	$ 18,275	$ 201,168	$ 82,918
Cost of revenues	26,527	10,157	103,726	44,390
Gross profit	27,935	8,118	97,442	38,528
Operating expenses:
Research and development	7,397	2,455	27,560	11,901
In-process research and development	-	-	9,900	-
Selling, general and administrative	9,327	5,503	34,689	20,373
Amortization	1,125	219	4,048	876
Total operating expenses	17,849	8,177	76,197	33,150
Operating income (loss)	10,086	(59)	21,245	5,378
Interest income and other, net	909	339	3,191	1,388
Provision for income taxes	2,605	74	11,730	1,789
Net income	$ 8,390	$ 206	$ 12,706	$ 4,977

Net income per share:

Basic	$ 0.29	$ 0.01	$ 0.47	$ 0.29
Diluted	$ 0.29	$ 0.01	$ 0.46	$ 0.29

Weighted average shares outstanding:

Basic	28,954	16,936	27,276	16,899
Diluted	29,342	16,963	27,574	16,942

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